January 24, 2012

BlueFire Renewables, Inc.

31 Musick

Irvine, CA 92618

Gentlemen:

I hereby resign, this date, from the BlueFire Board and from any relationship to its subsidiaries or affiliates.

Sincerely,

/s/ Roger L. Peterson
Roger L. Petersen

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